EXHIBIT 10.1

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (hereinafter the “Agreement”) is made and entered into as of June 30, 2006 (the “Effective Date”), by and between VillageEDOCS, a California corporation (VEDO), GoSolutions, Inc., a Florida corporation (“GSI”) (VEDO and GSI collectively hereinafter referred to as the “VEDO Group”) or (the “Company”) and Bruce H. Bennett, an individual and Sandra G. Bennett, an individual (collectively hereinafter referred to as the “Bennett’s”).

RECITALS:

WHEREAS, the Bennett’s were shareholders of GSI and were the beneficial owners of six hundred eighty thousand five hundred eighty-eight (680,588) shares of GSI common stock (hereinafter the “Shares”);

WHEREAS, on February 17, 2006, GSI notified its shareholders of a special meeting of GSI shareholders to be held February 27, 2006, for the purpose of voting on and approving a proposed merger between GSI and VEDO Merger Sub, Inc., a wholly-owned subsidiary of VEDO (the “Merger Sub”), upon which GSI would be the surviving entity and become a wholly-owned subsidiary of VEDO (the “Merger”);

WHEREAS, prior to the February 27, 2006 shareholder meeting, the Bennett’s notified GSI in writing of their intent not to vote in favor of the Merger and their intent to exercise their dissenter’s rights under Chapter 607, Section 1301 et seq. of the Florida Business Corporation Act;

WHEREAS, at the February 27, 2006 shareholder meeting, the GSI shareholders approved the Merger by a majority vote;

WHEREAS, on May 8, 2006, GSI delivered to the Bennett’s the Dissenter’s Appraisal Notice pursuant to Chapter 607.1322 of the Florida Business Corporation Act, notifying the Bennett’s that GSI’s estimate of the fair value of the Shares was $0.0324 per share of common stock and of GSI’s offer to pay the Bennett’s that estimated fair value for their Shares;

WHEREAS, on May 15, 2006, the Bennett’s returned the Payment Form to the Dissenter’s Appraisal Notice to GSI, dated May 9, 2006, notifying GSI of their intent not to accept GSI’s offer to pay the estimated fair value of $0.0324 for their Shares and demanded payment in the amount of $0.30 per Share plus interest, which was the Bennett’s estimated fair value of their Shares.

WHEREAS, on May 15, 2006, the Bennett’s delivered the Shares, represented by Stock Certificate No. 3 (hereinafter the “Certificate”), to GSI pursuant to the Dissenter’s Appraisal Notice.

WHEREAS, GSI has offered the Bennett’s an estimated fair value of their shares of $0.1837 per Share and no interest and the Bennett’s have accepted this offer; and

WHEREAS, the Bennett’s have agreed to withdraw from the appraisal process and waive any such dissenter’s rights arising as a result of the Merger, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and representations and subject to the terms and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Withdrawal and Payment; Closing.

(a)          Waiver. Subject to terms and conditions of this Agreement, as of the Effective Date, the Bennett’s have agreed to withdraw from the appraisal process and waive any dissenter’s rights arising as a result of the Merger. In consideration for this withdrawal and waiver, the Company shall pay to the Bennett’s the estimated fair value of their Shares as set forth in Section 2 of this Agreement.

(b)          Closing. The Closing of the sale of the Shares shall occur on or before July 15, 2006, at the offices of Shutts & Bowen, LLP, Tampa, Florida.

2.          Fair Value and Payment. The parties have agreed that the estimated fair value for the Shares is One Hundred and Twenty-five Thousand and No/100 Dollars ($125,000.00) (hereinafter the “Fair Value”). The Fair Value shall be paid by the Company to the Bennett’s in the form of one (1) Fifty Thousand and No/100 Dollars ($50,000.00) payment, due at Closing, followed by five (5) equal, interest-free payments of Fifteen Thousand and No/100 Dollars ($15,000.00), beginning on August 15, 2006 and payable on or before the fifteenth (15th) day of each month thereafter until the last payment is made on or before December 15, 2006.

3.          Representations and Warranties of the Bennett’s. The Bennett’s hereby represent and warrant to the Company as of the Effective Date and at the Closing:

(a)          Enforceability. The Bennett’s have the full and lawful capacity to execute, deliver and perform their respective obligations under this Agreement. This Agreement has been duly executed and delivered by the Bennett’s and, assuming due authorization, execution and delivery by the Company, represents the legal, valid and binding obligations of the Bennett’s, enforceable against them in accordance with its terms.

(b)          Ownership of Shares. The Bennett’s were the true and lawful owners of Certificate No. 3 representing six hundred eighty thousand five hundred eighty-eight (680,588) shares of the common stock of GSI before depositing the Certificate with GSI. All of the shares represented by said Certificate had been validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

(c)          Title. The Bennett’s have good and marketable title to the Shares, free and clear of any security interest, liens, encumbrances, restrictions or claims whatsoever

(collectively hereinafter referred to as, “Liens”). Upon the deposit, the Company acquired good and valid title to the Shares, free and clear of all Liens.

(d)          Approvals and Consents. No consent, approval or other authorization is required to be obtained by the Bennett’s in connection with the execution or delivery of this Agreement by the Bennett’s or the consummation by them of the transactions contemplated hereby.

4.          Representations and Warranties of the Company. The Company hereby represents and warrants to the Bennett’s that the following representations and warranties are true and correct as of the Effective Date and as of the Closing:

(a)          Power. The Company has the corporate power and authority to execute, deliver and perform fully its obligations under this Agreement.

(b)          Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company and constitute the valid and legally binding obligations of the Company enforceable against the Company in accordance with its terms.

(c)          No Conflict. Neither the execution of this Agreement, nor the performance by the Company of its obligations hereunder or thereunder will violate or conflict with Company’s Articles of Incorporation or Bylaws.

(d)          Consents. No consent, approval or authorization of any third party is required in connection with the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby.

5.          Conditions Precedent to the Obligations of the Company. The obligations of the Company under this Agreement are subject to the satisfaction of each of the following conditions:

(a)          Accuracy of Representations. The representations and warranties of the Bennett’s contained in this Agreement and any documents delivered in connection herewith shall be true, correct and complete in all material respects as of the Effective Date and as of Closing.

(b)          Compliance. The Bennett’s shall have performed and complied with all agreements, covenants and conditions required by this Agreement.

6.          Conditions Precedent to the Obligations of the Bennett’s. The obligations of the Bennett’s under this Agreement are subject to the satisfaction of each of the following conditions:

(a)          Accuracy of Representations. The representations and warranties of the Company contained in this Agreement and any documents delivered in connection herewith shall be true, correct and complete in all material respects as of the Effective Date and as of Closing.

(b)          Compliance. The Company shall have performed and complied with all agreements, covenants and conditions required by this Agreement.

7.          Waiver of Dissenter’s Rights. As of the Effective Date and subject to the receipt of the full payments of the Fair Value, the Bennett’s hereby acknowledge and agree and hereby expressly waive any and all dissenters’ rights which arise under Chapter 607, Section 1301 et seq. of the Florida Business Corporation Act as a result of the Merger and withdraw both the Appraisal Demand dated February 21, 2006 and the Payment Form to Dissenter’s Appraisal Notice dated May 9, 2006, both previously delivered to GSI.

8.          Release. Effective on the Closing, the Bennett’s, for themselves, their heirs, assigns, executors and administrators, waive and release VEDO and GSI, and their successors, assigns and their respective officers, directors, shareholders and employees from any and all claims, actions, causes of action, rights, suits, demands, obligations, and/or liabilities, joint or several, present, past or future, known or unknown, of whatever description, both at law and in equity, arising out of or in any way related to any matter, cause, happening, forbearance or action occurring or arising prior to the Closing date (i) in connection with the Merger and the negotiations relating thereto and (ii) any prior ownership interest in GSI and/or VEDO by the Bennett’s, including, but not limited to the Shares.

Effective on the Closing, VEDO and GSI waive and release the Bennett’s, and any of their heirs, assigns, executors and administrators, from any and all claims, actions, causes of action, rights, suits, demands, obligations, and/or liabilities, joint or several, present, past or future, known or unknown, of whatever description, both at law and in equity, arising out of or in any way related to any matter, cause, happening, forbearance or action occurring or arising prior to the Closing date (i) in connection with the Merger and the negotiations relating thereto and (ii) any prior ownership interest in GSI and/or VEDO by the Bennett’s, including, but not limited to the Shares.

9.	Miscellaneous.

(a)          Entire Agreement, Modification, Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter and supercedes any and all prior written or oral agreements among the parties with respect to such subject matter. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

(b)          Other Documents. Each of the parties hereto shall, upon the request of the other party, execute and deliver such other documents and instruments, and perform such further acts, as the other party hereto may reasonably request in order to fully effectuate the purposes of this Agreement.

(c)          Expenses. The parties hereto shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(d)          Survival of Representations. All representations, warranties and covenants set forth in this Agreement shall survive the Closing.

(e)          Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(f)           Section and Other Headings. The section and other headings contained in this Agreement are for purposes of reference only and shall not affect the meaning or interpretation of this Agreement.

(g)          Construction. In the construction of this Agreement, whether or not so expressed, words used in the singular or in the plural, respectively, include both the plural and the singular and the masculine, feminine and neuter genders include all other genders.

(h)          No Assignment. This rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party hereto.

(i)           Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Florida without application of conflicts of law principles. The parties hereto waive any objection to the jurisdiction of a court sitting in the State of Florida over this Agreement including, but not limited to, any objection based upon the inconvenience of the forum.

(j)           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(k)          Attorney’s Fees. If any party hereto commences any action to interpret or enforce this Agreement or any provision hereof, the prevailing party shall be entitled to an award of reasonable attorney’s fees (including fees incurred in pre-trial investigations, at trial and on appeal) and costs in addition to all other amounts awarded by court.

(l)           Severability. If any provision of this Agreement or the application of any provision hereof to any party or circumstance shall, to any extent, be adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to the other parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.

10.        Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered, transmitted by confirmed telefax, sent by a nationally recognized overnight courier service or sent by certified or registered mail, first class, return receipt requested, postage prepaid, to the parties at the following addresses:

If to Bennett’s:	Bruce and Sandra Bennett
3929 Arlington Drive
Palm Harbor, Florida 34685
Facsimile No. _______________

With a copy to:	Foley & Lardner, LLP
100 N. Tampa Street, Suite 2700
Tampa, Florida 33601-3391
Attention: Martin A. Traber, Esq.
Facsimile No. (813) 221-4210

If to VEDO:	VillageEDOCS
14471 Chambers Road, Suite 105
Tustin, California 92687
Attention: K. Mason Conner, CEO
Facsimile No. (800) 837-9515
If to GSI:	GoSolutions, Inc.
1901 Ulmerton Road, Suite 400
Clearwater, Florida 33762
Attention: Thor Bendickson, CEO
Facsimile No. (877) 812-2646

With a copy as to:	Shutts & Bowen LLP
both GSI and VEDO	100 South Ashley Drive, Suite 1470
Tampa, Florida 33602
Attention: W. Thompson Thorn, III
Facsimile No. (813) 229-8901

Either party hereto may, from time to time, change the address to which notice is to be sent pursuant hereto by sending a notice of such change, in conformity with the foregoing requirements, to the other party hereto.

{Remainder of Page Left Blank Intentionally.)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Witnesses

/s/ Bruce H. Bennett
Bruce H. Bennett

/s/ Sandra G. Bennett
Sandra G. Bennett

Witnesses	GOSOLUTIONS, INC.
By: /s/ Thor Bendickson
Thor Bendickson, president/ CEO

Witnesses	VILLAGEEDOCS

By: /s/ K. Mason Conner
K. Mason Conner, CEO